Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hibbett Sports, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-96755, 333-63094, 333-21305, 333-21303, 333-21299, 333-182429, 333-126316, 333-126313 and 333-126311) of Hibbett Sports, Inc. of our report dated April 1, 2013, with respect to (i) the consolidated balance sheets of Hibbett Sports, Inc. and subsidiaries as of February 2, 2013 and January 28, 2012, and the related consolidated statements of operations, stockholders' investment, and cash flows for each of the years in the three-year period ended February 2, 2013 and (ii) the effectiveness of internal control over financial reporting as of February 2, 2013, which report appears in the February 2, 2013, Annual Report on Form 10-K of Hibbett Sports, Inc.

/s/ KPMG LLP

Birmingham, Alabama
 April 1, 2013

End of Exhibit 23.1

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